EXHIBIT 10.1

RETENTION AGREEMENT

THIS RETENTION AGREEMENT (the “Agreement”), entered into on August 26, 2005 and effective as of August 26, 2005 (the “Effective Date”), is made by and between Symbol Technologies, Inc., a Delaware corporation (the “Company”), and Salvatore Iannuzzi (the “Executive”). Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 16.

RECITALS:

A. The Executive is a senior executive officer of the Company.

B. The Company and the Executive desire to enter into this agreement with respect to the Executive’s continued services with the Company.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Base Salary. Effective as of August 1, 2005, the Executive’s base salary shall be payable at the rate of $650,000 per year and shall be payable pursuant to the Company’s customary payroll practices and procedures.

2. Retention Payment. As of January 31, 2006, the Company shall pay to the Executive a lump-sum retention payment (the “Retention Payment”) in an amount equal to the Executive’s annual base salary as in effect as of the Effective Date; provided, however, that, subject to Section 6, no such Retention Payment shall be payable to the Executive unless the Executive remains continuously employed by the Company during the period beginning on the Effective Date and ending on January 31, 2006.

3. Additional Payments. In consideration for the Executive’s agreement to serve as the Company’s interim Chief Executive Officer, to use his best efforts to advance the interests of the Company and to facilitate the successful transition of the Subsequent Chief Executive Officer, the Company shall pay the Executive $62,500 per month for each month beginning August, 2005 and ending March, 2006, such payments to be made pursuant to the Company’s customary payroll practices and procedures; provided, however, that if the Executive’s employment with the Company is terminated by the Executive without Good Reason prior to the date that all payments are made pursuant to this Section 3, then no further payments shall be made by the Company following the Date of Termination; and, provided, further, that if the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason prior to the date that all payments are made pursuant to this Section 3, then as soon as reasonably practicable following the Date of Termination all payments described in this Section 3 that have not been made on or prior to the Date of Termination shall be made to the Executive in the form of a single lump sum payment.

4. Restricted Stock

(a) As of the Effective Date, the Company shall award to the Executive 50,000 shares of restricted stock upon substantially similar terms and conditions as set forth in the May LTIP Restricted Stock Agreement. The restricted stock award described in this Section 4(a) shall be evidenced by a written restricted stock award agreement by and between the Company and the executive which agreement shall be substantially identical to the May LTIP Restricted Stock Agreement (such agreement, together with the May LTIP Restricted Stock Agreement, shall be collectively referred to herein as the “LTIP Restricted Stock Agreements”).

(b) Notwithstanding anything contained in the LTIP Restricted Stock Agreements to the contrary, any Tranche A Awards (as defined in the LTIP Restricted Stock Agreements) set forth in the LTIP Restricted Stock Agreements shall vest and all restrictions with respect to such Tranche A Awards shall lapse on October 1, 2005; provided, however, that, subject to Section 6, the Tranche A Awards shall not vest unless the Executive remains continuously employed by the Company during the period beginning on the Effective Date and ending on October 1, 2005.

5. Deferred Compensation Plan. As of the initial effective date of the Deferred Compensation Plan, the Company shall credit $300,000 to the Executive’s bookkeeping account under the Deferred Compensation Plan, which amount shall be fully vested as of the initial effective date of the Deferred Compensation Plan. For the avoidance of doubt, the Company and the Executive acknowledge and agree the amount credited to the Executive’s Deferred Compensation Plan account pursuant to this Section 5 shall be in addition to any amounts credited to the Executive’s Deferred Compensation Plan account in connection with the “sign-on bonus” credits approved by the Company in April 2005.

6. Certain Terminations of Employment. If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason at any time during the Termination Period, then (subject to the Executive’s entering into a separation and release agreement in the Company’s customary form) as of the Date of Termination (a) the Company shall pay to the Executive (i) the Retention Payment set forth in Section 2 (to the extent not previously paid) and (ii) a lump-sum amount equal to the sum of (A) the Executive’s annual base salary as in effect as of the Effective Date and (B) the Executive’s target-level annual bonus for the fiscal year in which the Effective Date occurs and (b) notwithstanding anything to the contrary in the LTIP Restricted Stock Agreements, any and all unvested shares of LTIP Restricted Stock then held by the Executive shall become fully vested and all restrictions with respect to such shares of LTIP Restricted Stock shall lapse.

7. Change in Control. In addition to any payments or benefits that the Executive may be entitled to under the Change in Control Policy (and notwithstanding anything to the contrary in the Change in Control Policy or the LTIP Restricted Stock Agreements), (a) if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason on the date of the consummation of the Change in Control or during the three month period following the date of such Change in Control, then as of the date of such termination (i) any and all unvested shares of LTIP Restricted Stock then held by the Executive shall become fully vested and all restrictions with respect to such shares of LTIP Restricted Stock shall lapse and (ii) the Company shall pay to the Executive the Retention Payment set forth in Section 2 (to the extent not previously paid); and (b) if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason during the three month period prior to the date of the consummation of the Change in Control, then immediately prior to such Change in Control (i) any and all unvested shares of LTIP Restricted Stock then held by the Executive shall become fully vested and all restrictions with respect to such shares of LTIP Restricted Stock shall lapse and (ii) the Company shall pay to the Executive the Retention Payment set forth in Section 2 (to the extent not previously paid).

8. Offsets. The Company and the Executive acknowledge and agree that any payments made by the Company to the Executive pursuant to Section 6(a)(ii) shall offset, on a dollar-for-dollar basis, any payments that the Executive may otherwise later become entitled to receive pursuant to (a) the Change in Control Policy or (b) any other severance plan, policy, program or arrangement maintained by the Company. Conversely, any payments made by the Company to the Executive pursuant to (x) the Change in Control Policy or (y) any other severance plan, policy, program or arrangement maintained by the Company shall offset, on a dollar-for-dollar basis, any payments that the Executive may otherwise later become entitled to receive pursuant to Section 6(a)(ii). For the avoidance of doubt, the parties acknowledge and agree that each share of LTIP Restricted Stock may become vested pursuant to Section 4, Section 6(b) or Section 7, but not pursuant to more than any one Section, and that the Retention Payment may be paid pursuant to Section 2 or Section 7, but not both.

9. Certain Restrictive Covenants

(a) The Executive shall not, at any time during his employment with the Company or during the six-month period immediately following the Date of Termination (the “Restricted Period”) directly or indirectly engage in, have any equity interest in, or manage or operate (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business; provided, however, that, notwithstanding the foregoing, the restrictions set forth in this Section 9(a) shall not apply following a Change in Control; and, provided, further, that the Executive shall be permitted to acquire a passive stock or equity interest in such a Competitive Business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such a Competitive Business.

(b) The Executive shall not, at any time during the Restricted Period, directly or indirectly hire any employee of the Company or otherwise recruit, solicit or induce any employee, director, consultant, wholesale customer, vendor, supplier, lessor or lessee of the Company to terminate his or its employment or arrangement with the Company or otherwise change its relationship with the Company, or establish any relationship with the Executive (or any entity employing the Executive or to whom the Executive provides consulting or similar services) for any business purpose.

(c) The Executive shall not disparage the Company, any of its products or practices, or any of its directors, officers, or employees, whether orally, in writing or otherwise, at any time. Notwithstanding the foregoing, nothing in this Section 9(c) shall limit the ability of the Executive to provide truthful testimony as required by law or any judicial or administrative process.

(d) The Executive expressly acknowledges and agrees that the agreements and covenants contained in this Section 9 are reasonable. In the event, however, that any agreement or covenant contained in this Section 9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(e) As used in this Section 9, the term “Company” shall include the Company and any of its Affiliates or direct or indirect subsidiaries.

10. Specific Performance. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Section 9 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the parties agree that in the event a party breaches any covenant contained in Section 9 the other party will be entitled to specific performance and injunctive relief.

11. Claw-Back. In the event that the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason at any time during the Termination Period and subsequently the Executive violates any of the covenants set forth in Section 9, the Executive shall, in addition to any other remedy which may be available pursuant to Section 10, be required to immediately repay to the Company any amounts previously paid to the Executive by the Company pursuant to Section 6(a)(ii) (and the Company shall not be required to make any payment to the Executive pursuant to Section 6(a)(ii) if it has not done so prior to the date of such violation). Notwithstanding the foregoing, in the event of any such termination of employment this Section 11 shall not require the Executive to repay any amounts previously paid to the Executive by the Company pursuant to Section 6(a)(i) (Retention Payment) or with respect to Section 6(b) (Restricted Stock).

12. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties with respect to the subject matter described in this Agreement and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties with respect to such subject matter. This is not an agreement to employ the Executive for any period of time. This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by both of the parties hereto; provided, however, that the waiver by either party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance. The Company and the Executive acknowledge and agree that in the event of any conflict between this Agreement and the LTIP Restricted Stock Agreements, the provisions of this Agreement will supersede any conflicting provisions in the LTIP Restricted Stock Agreements.

13. Severability. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement.

14. Dispute Resolution and Arbitration. In the event that any dispute arises between the Company and the Executive regarding or relating to this Agreement and/or any aspect of the Executive’s employment relationship with the Company, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration in Suffolk County, New York under the then prevailing rules of the Judicial Arbitration and Mediation Services (“JAMS”), before a single arbitrator mutually agreed to by the parties, or, if an arbitrator has not been agreed upon by the 60th day of the demand for arbitration by either party, appointed by JAMS. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief. The parties hereby consent to the exclusive jurisdiction in the state and Federal courts of or in the State of New York for purposes of seeking such injunctive or equitable relief as set forth above. The parties acknowledge and agree that in connection with any such arbitration and regardless of outcome (a) each party shall pay all its own costs and expenses, including without limitation its own legal fees and expenses, and (b) joint expenses shall be borne equally among the parties. Notwithstanding the foregoing, the arbitrator may cause the losing party to pay to the winning party (each as determined by the arbitrator consistent with its decision on the merits of the arbitration) an amount equal to any reasonable out-of-pocket costs and expenses incurred by the winning party with respect to such arbitration (as may be equitably determined by the arbitrator).

15. Choice of Law. The Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the parties hereto, shall be governed by the laws of the State of New York without giving effect to its rules governing conflicts of laws.

16. Certain Definitions

(a) “Affiliate” shall mean with respect to any person or entity, any other person or entity directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with, such person or entity. For purposes of this Section 16(a), “control” shall have the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

(b) “Board” shall mean the Board of Directors of the Company.

(c) “Cause”: The Company may terminate the Executive’s employment for Cause upon (i) the Executive’s failure to perform his duties as Senior Vice President, Chief Administrative and Financial Officer (other than any such failure resulting from the Executive’s physical or mental incapacity) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure; (ii) the Executive’s failure to carry out, or comply with, in any material respect any lawful and reasonable written directive of the Board or the Subsequent Chief Executive Officer or the Executive’s willful violation of the Company’s Statement of Corporate Policy and Code of Conduct, in either case which is not remedied within 30 days after receipt of written notice from the Company specifying such failure or violation; (iii) the Executive’s indictment for, conviction of, or plea of no contest to, or imposition of unadjudicated probation for any felony (or any other crime involving fraud, embezzlement, misappropriation or moral turpitude), other than as a result of vicarious liability or as a result of a traffic violation; (iv) the Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities; (v) the Executive’s intentional commission at any time of any act of fraud, embezzlement, misappropriation, or breach of fiduciary duty against the Company; or (vi) the Executive’s violation of any restrictive covenant set forth in Section 9.

(d) “Change in Control” shall have the meaning set forth in the Change in Control Policy.

(e) “Change in Control Policy” shall mean the Company’s Senior Executive Change in Control Policy, effective as of May 9, 2005, as it may be amended from time to time.

(f) “Company” shall, except as otherwise provided in Section 9, have the meaning set forth in the preamble hereto.

(g) “Competitive Business” shall mean (i) NCR Corporation and all subsidiaries or other Affiliates thereof and (ii) any entity (which term “entity” shall for purposes of this Section 16(g) include any subsidiaries, parent entities or other Affiliates thereof) that, as of the Date of Termination, competes with any of the businesses of the Company. Notwithstanding the foregoing, at any time during the Restricted Period, the Executive may request in writing to the Board that the Board consent to the Executive’s direct or indirect engagement in, ownership of equity interest in, or management or operation of (whether as a director, officer, employee, agent, representative, security holder, consultant or otherwise) any Competitive Business, which request the Board shall consider in good faith based upon the Board’s reasonable determination of the potential impact of the Executive’s involvement in such Competitive Business on the Company and its stockholders. If the Executive believes that the Board would benefit from any additional information or if the Executive has any issues or questions regarding any action taken or to be taken by the Board in connection with Section 9, then the Board and the Executive (along with any respective representatives) shall meet and discuss any such issues or questions and the Executive shall be permitted to present the Board with any relevant information that the Executive deems appropriate and the Board and the Executive shall act in good faith to address all outstanding issues and questions while protecting the interests of the Company and its stockholders.

(h) Date of Termination” shall mean the effective date of the Executive’s termination of employment with the Company.

(i) “Deferred Compensation Plan” shall mean a deferred compensation plan to be adopted by the Company with terms and conditions to be determined by the Board in its sole discretion.

(j) “Executive” shall have the meaning set forth in the preamble hereto.

(k) “Good Reason”: The Executive may terminate his employment with the Company for Good Reason upon the occurrence of any of the following without the Executive’s prior written consent (i) failure of the Company during the Termination Period to enter into an employment agreement with the Executive providing for the Executive’s continued employment with the Company in a position not less senior than Vice Chairman of the Company; (ii) a material diminution in the nature or scope of the Executive’s employment responsibilities, duties or authority or the assignment to the Executive of duties or responsibilities that are materially and adversely inconsistent with his then position; (iii) failure of the Company to timely make any material payment or provide any material benefit to which the Executive is legally entitled; (iv) a material reduction by the Company of the Executive’s compensation and benefits as in effect as of the Effective Date; (v) relocation of the Company’s executive offices more than 60 miles west, or 20 miles in any other direction of its current location; (vi) the Company’s material breach of this Agreement; or (vii) failure of the Executive to report directly to the Board and/or the Subsequent Chief Executive Officer; provided, however, that notwithstanding the foregoing the Executive shall not have Good Reason to resign his employment unless: (x) the Executive provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 90th day following the occurrence of the event constituting Good Reason) and (y) the Company does not remedy the alleged violation(s) within such 30-day period.

(l) “LTIP Restricted Stock” shall mean the restricted shares of the Company’s common stock, par value $0.01 per share, evidenced by the LTIP Restricted Stock Agreements.

(m) “LTIP Restricted Stock Agreements” shall have the meaning set forth in Section 4(a).

(n) “May LTIP Restricted Stock Agreement” shall mean that certain Restricted Stock Agreement entered into by and between the Company and the Executive as of May 9, 2005 and attached hereto as Exhibit A, as it may be amended from time to time.

(o) “Restricted Period” shall have the meaning set forth in Section 9(a).

(p) “Retention Payment” shall have the meaning set forth in Section 2.

(q) “Subsequent Chief Executive Officer” means the first Chief Executive Officer (other than William R. Nuti or the Executive) to commence employment with the Company following the Effective Date.

(r) “Termination Period” shall mean the 90-day period immediately following the date that the Subsequent Chief Executive Officer commences his or her employment with the Company.

17. Construction. The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement. Any references to sections, subsections, paragraphs or subparagraphs are to those parts of this Agreement, unless the context clearly indicates otherwise.

18. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SYMBOL TECHNOLOGIES, INC.

By: Its:	/s/ Robert J. Chrenc Chairman of the Board

EXECUTIVE

/s/ Salvatore Iannuzzi

Salvatore Iannuzzi